Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of ChromaDex Corporation and Subsidiaries on Form S-3 and as amended [File No. 333-203204] and on Form S-8 [File No. 333-196434, File No. 333-168029, File No. 333-154402 and File No. 333-154403] of our report dated March 16, 2017, with respect to our audits of the consolidated financial statements of ChromaDex Corporation and Subsidiaries as of December 31, 2016 and January 2, 2016 and for the years ended December 31, 2016, January 2, 2016 and January 3, 2015 and our report dated March 16, 2017 with respect to our audit of the effectiveness of internal control over financial reporting of ChromaDex Corporation and Subsidiaries as of December 31, 2016, which reports are included in this Annual Report on Form 10-K of ChromaDex Corporation and Subsidiaries for the year ended December 31, 2016.

/s/ Marcum llp

Marcum llp
New York, NY
March 16, 2017